First Amended Schedule A
to the
Expense Limitation Agreement

This First Amended Schedule A, dated December 13, 2015, modifies the Expense Limitation Agreement, dated August 19, 2015, between Ultimus Managers Trust, on behalf of the Funds listed below, and Alambic Investment Management, L.P.

Fund Name	Maximum Operating Expense Limit*	Expiration Date
Alambic Small Cap Value Plus Fund	1.20%	August 31, 2018
Alambic Small Cap Growth Plus Fund	1.20%	August 31, 2018

*	Expressed as a percentage of a Fund’s average daily net assets. This amount is exclusive of brokerage costs, taxes, interest, costs to organize the Fund, Acquired Fund fees and expenses, extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have signed this First Amended Schedule A as of the date first written above.

Ultimus Managers Trust		Alambic Investment Management, L.P.

By:	/s/David R. Carson	By:	/s/Robert T. Slaymaker
Name:	David R. Carson	Name:	Robert T. Slaymaker
Title:	President	Title:	Partner